      Exhibit C

NEES GLOBAL, INC.
Consolidated Statement of Cash Flows
For the Period Ended June 30, 1999
(Unaudited, Subject to Adjustment)
(thousands of dollars)

               Six     Twelve
               Months     Months
               ------     ------

Operating Activities:
     Net income (loss)     $   414     $    (73)
     Adjustments to reconcile net income (loss) to net
          cash provided by (used in) operating activities:
     Depreciation     1,100     2,269
     Loss on investments      220     1,704
     Deferred income taxes     364     830
     (Increase)/decrease in accounts receivable     36     (435)
     (Increase)/decrease in other current assets     480     (436)
     Increase/(decrease) in accounts payable      (56)     (148)
     Increase/(decrease) in other current liabilities     129     449
     Other, net     519     1,508
               -------     --------
Net cash provided by (used in) operating activities     $ 3,206     $ 5,668
               -------     --------

Investing Activities:
     Fixed asset expenditures                         (1,395)     (15,108)
     Investment in HydroServ Group, LLC      -      (40)
     Investment in Nexus, Inc.      -      (750)
     Investment in AllEnergy Marketing Co., LLC                -      (256)
     Sale of interest in AllEnergy Marketing Co., LLC     456     456
               -------     --------
Net cash used in investing activities                 $  (939)     $(15,698)
               -------     --------
Financing Activities:
     Change in subordinated notes payable to parent     $(2,500)     $ 10,077
               ------     --------
Net cash provided by (used in) financing activities     $(2,500)     $ 10,077
               -------     --------

Net increase/(decrease) in cash and cash equivalents     $  (233)     $     47
Cash and cash equivalents at beginning of period     595     315
               -------     --------
Cash and cash equivalents at end of period     $   362     $    362
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